EXHIBIT 12.2


                       DONALDSON, LUFKIN & JENRETTE, INC
                STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                        (In thousands, except for ratio)

                                                                                                               For the Nine
                                                                                                               Months Ended
                                                             For the Years Ended                               -------------
                                    -----------------------------------------------------------------------    September 30,
                                        1994           1995           1996           1997           1998            1999
                                    -----------    -----------    -----------    -----------    -----------    -------------
Earnings:
Income before provision for income
   taxes........................... $   205,000    $   298,500    $   473,800    $   661,100    $   600,500    $   650,000
Add: Fixed Charges
   Interest (gross)................   2,116,655      2,699,769      2,865,800      4,012,209      4,501,242      3,397,296
   Interest factor in rents........      18,565         22,064         25,515         29,351         38,517         37,383
                                    -----------    -----------    -----------    -----------    -----------    -----------
   Total fixed charges.............   2,135,220      2,721,833      2,891,315      4,041,560      4,539,759      3,434,679
Add: Preferred dividends...........      20,970         19,868         18,653         12,144         21,310         15,867
   Combined fixed charges and
      preferred dividends..........   2,156,190      2,741,701      2,909,968      4,053,704      4,561,069      3,450,546
Earnings before fixed charges and
   provision for income taxes...... $ 2,340,220    $ 3,020,333    $ 3,365,115    $ 4,702,660    $ 5,140,259    $ 4,084,679
                                    ===========    ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges
  and preferred dividends..........    1.09           1.10           1.16           1.16           1.13           1.18
                                    ===========    ===========    ===========    ===========    ===========    ===========


                                      E-5